UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2020

WMI LIQUIDATING TRUST

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54922

DELAWARE	45-6794330
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

800 FIFTH AVENUE, SUITE 4100

SEATTLE, WASHINGTON 98104

(Address of principal executive offices, including zip code)

(206) 922-2956

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events

As previously disclosed by WMI Liquidating Trust (the “Trust”), as successor to Washington Mutual, Inc. and WMI Investment Corp. (collectively, the “Debtors”), on December 19, 2019, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered an order authorizing, among other things, (a) the closing the Debtors’ chapter 11 cases, (b) a post-closing mechanism with respect to undelivered and uncashed distributions, and (c) following a final distribution to holders of Class 18 Allowed Claims, (i) the wind-up and dissolution of the Trust, including the making of one or more charitable contributions of remaining Liquidating Trust Assets, and (ii) the termination of Kurtzman Carson Consultants LLC as Claims Agent.

On January 9, 2020, the Trust issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing, among other things, the initiation of (a) a final cash distribution of approximately $39 million (the “Final Distribution”) to holders of subordinated claims in Class 18, as contemplated by the Debtor’s Plan of Reorganization (the “Plan”), and (b) a final distribution of all shares of common stock of Mr. Cooper Group Inc. currently on deposit in the Disputed Equity Escrow established by the Plan (less any shares withheld to satisfy tax obligations) to former holders of common shareholder interests (Class 22 in the Plan). As stated in the press release, following the Final Distribution, no additional distributions of cash or equity will be made by the Trust to any parties, other than a potential distribution to one or more charities of unused cash reserves retained for purposes of managing the winding-down of the Trust.

Following the Final Distribution, Charles Edward Smith and Doreen Logan, current members of the Trust’s management, will, in their capacities as liquidating trust administrators, initiate the winding-up and dissolution of the Trust, and the resignations of (a) William C. Kosturos, in his capacity as the Liquidating Trustee, and (b) John Maciel, in his capacity as the Trust’s Chief Financial Officer, will become effective upon completion of the Final Distribution.

As soon as practicable after making the Final Distribution, the Trust intends to file a Form 15 with the SEC reflecting the termination and/or suspension, as appropriate, of its disclosure obligations under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). As discussed in the press release appended hereto, the Trust’s application to close the chapter 11 cases was granted by the Bankruptcy Court and the Trust is no longer required to file any quarterly or other informational reports with the Bankruptcy Court. As a result, going forward, the Trust will no longer file any “Quarterly Summary Reports” (or other information) with the Bankruptcy Court and the Trust will no longer file with, or furnish to, the SEC any such reports under Form 8-K.

While the Trust’s affairs are being wound-down, the Trust will continue to maintain its website which can be found at www.wmitrust.com. Further, the Trust will continue to maintain the “Frequently Asked Questions” page on such website, including any updates thereto that may be deemed necessary or advisable by the Trust’s administrators.

Cautionary Statement Regarding Forward-Looking Statements

Exhibit(s) hereto may contain certain estimates, statements of belief and assumptions that may be deemed to be “forward-looking statements” within the meaning of Section 21E of the Exchange Act, and/or covered by the “Bespeaks Caution” doctrine applied by the courts under the antifraud provisions of the federal securities laws. Such forward-looking statements are based on current plans, expectations, estimates and beliefs about the value of the assets of the Trust. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future payments to holders of beneficial interests in the Trust and are subject to risks and uncertainties that are difficult to predict.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

EX-99.1	Press Release of WMI Liquidating Trust, dated January 9, 2020.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMI LIQUIDATING TRUST

Date: January 9, 2019	By:	/s/ Charles Edward Smith
Charles Edward Smith
Executive Vice President and General Counsel